Exhibit 10.01

EXECUTION
VERSION

TAX ALLOCATION AGREEMENT

among

METAVANTE HOLDING COMPANY,

METAVANTE CORPORATION,

NEW M&I CORPORATION

and

MARSHALL & ILSLEY CORPORATION

Dated as of April 3, 2007

TAX ALLOCATION AGREEMENT

TAX ALLOCATION AGREEMENT (this “Agreement”), dated as of April 3, 2007, among Metavante Holding Company, a Wisconsin corporation and, as of the date hereof, a wholly-owned subsidiary of MI Corp. (“MVT Holding”), Metavante Corporation, a Wisconsin corporation and, as of the date hereof, a wholly-owned subsidiary of MI Corp. (“MVT Corp.”) (MVT Holding and MVT Corp., collectively, the “MVT Parties”), Marshall & Ilsley Corporation, a Wisconsin corporation (“MI Corp.”), and New M&I Corporation, a Wisconsin corporation (“New MI Corp.”) (MI Corp. and New MI Corp., collectively, the “MI Parties”).

RECITALS

WHEREAS, MI Corp. is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which currently files consolidated federal Income Tax Returns (the “Affiliated Group”);

WHEREAS, pursuant to the Separation Agreement dated as of the date hereof between the MVT Parties and the MI Parties (as may be amended from time to time in accordance with its terms, the “Separation Agreement”) and the Investment Agreement (as defined below), MVT Holding will distribute all of the issued and outstanding shares of New MI Corp. common stock (“New MI Corp. Common Stock”) on a pro rata basis to holders of record of MVT Holding Common Stock (as defined in the Investment Agreement) (as described more fully in the Separation Agreement, the “Distribution”);

WHEREAS, the MVT Parties, Montana Merger Sub Inc., a Wisconsin corporation and, as of the date hereof, a wholly-owned subsidiary of MVT Holding (“Merger Sub”), and the MI Parties have entered into an Investment Agreement, dated as the date hereof (the “Investment Agreement”) with WPM, L.P., a Delaware limited partnership (“Investor”) pursuant to which, prior to the Distribution, MI Corp. will undertake the MI Merger, the MI Conversion, the MVT Distribution, the MI LLC Contribution and the MI Cash Contribution, and Investor will make the Equity Investment (as defined in the Separation Agreement);

WHEREAS, in connection with the transactions contemplated by the Investment Agreement, one or more of the members of the MVT Group (as defined below) will incur approximately $1.75 billion of indebtedness (the “Debt Financing”);

WHEREAS, the parties to this Agreement intend that (i) the MI Merger and the MI Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, (ii) following the MI Merger and the MI Conversion, MVT Holding will become the common parent of the Affiliated Group; (iii) the MI Contribution (as defined in the Investment Agreement) followed by the Distribution will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code; and (iv) the Distribution will qualify as a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code;

WHEREAS, after the Distribution, no member of the MI Group (as defined below) will be a member of the Affiliated Group for federal income tax purposes and MI Corp. will be disregarded as an entity separate from New MI Corp. for U.S. federal income tax purposes;

WHEREAS, after the Distribution the Affiliated Group will continue and MVT Holding will be treated as the common parent of the Affiliated Group for federal income tax purposes; and

WHEREAS, the MVT Group and the MI Group desire on behalf of themselves and their successors to set forth their rights and obligations with respect to Taxes due for periods before, on and after the Distribution Date.

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. General. Capitalized terms used in this Agreement have the meanings set forth in this Agreement, or, when not so defined, in the Separation Agreement or the Investment Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning set forth in the Separation Agreement.

“Affiliated Group” has the meaning set forth in the first recital.

“Agreement” means this Tax Allocation Agreement as the same may be amended from time to time.

“Applicable Federal Rate” means the federal short-term rate under Section 1274(d) of the Code, compounded quarterly.

“Audit” means any audit, assessment of Taxes, other examination by any Governmental Entity (as defined in the Investment Agreement), proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Code” has the meaning set forth in the first recital.

“Controlling Party” means the party described as the Controlling Party in accordance with Section 3.01.

“Covered Group” means, in the case of any Covered Group Taxes, the group of Persons that join in the filing of the consolidated, combined or unitary Tax Return upon which such Covered Group Taxes are reported.

“Covered Group Taxes” means any federal, state, local or foreign Taxes reportable on a consolidated, combined or unitary Tax Return for a group that includes any member of the MI Group, on the one hand, and any member of the MVT Group, on the other hand.

“Covered Group Year” means, in the case of any Covered Group, any Taxable year of such Covered Group that ends prior to or includes the Distribution Date.

“Debt Financing” has the meaning set forth in the fourth recital.

“Distribution” has the meaning set forth in the second recital.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Filing Party” has the meaning set forth in Section 2.08.

“Final Determination” means with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

“GAAP” has the meaning set forth in the Investment Agreement.

“Income Tax” means any franchise Tax and any federal, state, local or foreign Tax measured by or imposed on gross receipts or net income or profits. For the avoidance of doubt, the term “Income Tax” shall not include any sales or use Tax.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indemnifiable Losses” has the meaning set forth in the Separation Agreement.

“Independent Firm” has the meaning set forth in Article VI.

“Information” has the meaning set forth in the Separation Agreement.

“Investment Agreement” has the meaning set forth in the third recital.

“Investor” has the meaning set forth in the third recital.

“Investor Factual Representation” means the representations of Investor set forth in Section 4.1 of the Investment Agreement and any factual representation provided by Investor in writing in connection with the Tax Opinion described in Section 7.1(f)(ii) of the Investment Agreement.

“IRS” means the United States Internal Revenue Service.

“Liable Party” has the meaning set forth in Section 2.08.

“MI Corp.” has the meaning set forth in the preamble.

“MI Compensation Payments” has the meaning set forth in Section 2.06(a).

“MI Group” has the meaning set forth in the Separation Agreement.

“MI Parties” has the meaning set forth in the preamble.

“MI Specified Refunds” means any refunds or credits relating to (i) the transactions described in the complaint filed on March 2, 2007, in the United States District Court for the Eastern District of Wisconsin, (ii) the “Tempest” transactions currently in appeals, and (iii) the amended tax returns filed in connection with securitizations involving auto loans.

“MI Subsidiary” has the meaning set forth in the Separation Agreement.

“MI Taxes” means any Taxes (excluding Restructuring Taxes) that are treated as MI Taxes under Section 2.05 of this Agreement.

“New MI Corp.” has the meaning set forth in the preamble.

“New MI Corp. Common Stock” has the meaning set forth in the second recital.

“MVT Corp.” has the meaning set forth in the preamble.

“MVT Compensation Payments” has the meaning set forth in Section 2.06(a).

“MVT Group” has the meaning set forth in the Separation Agreement.

“MVT Holding” has the meaning set forth in the preamble.

“MVT Parties” has the meaning set forth in the preamble.

“MVT Restructuring Tax Audit” has the meaning set forth in Section 3.02(a).

“MVT Separate Group Basis” means, in the case of any Covered Group Taxes for a Covered Group Year, the amount of such Covered Group Taxes for such Covered Group Year that would have been due if the underlying Covered Group consisted solely of members of the MVT Group and did not include any members of the MI Group and computed (i) by taking into account elections and accounting methods actually used in computing such Covered Group Taxes for such Covered Group Year, (ii) with appropriate adjustments to take into account the application of Treasury Regulations Section 1.1502-13 or similar provisions of state and local Tax law to any intercompany transactions between members of the MVT Group (on one hand) and members of the MI Group (on the other hand), (iii) consistent with past practice (including past practice of allocating state and local unitary Taxes and expenses to an entity if that entity caused the filing of a combined, consolidated or unitary Tax Return) and (iv) with such other adjustments as are contemplated by this Agreement; provided, however, that Tax liability for an entity with nexus in a combined return state shall be based on that entity’s relative apportionment percentage of the total apportionment percentage of the actual combined group.

“MVT Subsidiary” has the meaning set forth in the Separation Agreement.

“MVT Tainting Act” means:

(a) any action (or failure to take any reasonably available action) by any of the MVT Parties or any Affiliate of the MVT Parties after the Distribution Date other than an action contemplated by the Investment Agreement or any of the Transaction Agreements;

(b) any inaccuracy of any Investor Factual Representation;

(c) any acquisition or other transaction involving the equity of any of the MVT Parties or any Affiliate of the MVT Parties (other than the distribution of the New MI Corp. Common Stock in the Distribution or the Equity Investment); or

(d) any Prohibited Act performed by any of the MVT Parties or any Affiliate of the MVT Parties after the Distribution Date.

“MVT Taxes” means any Taxes (excluding Restructuring Taxes) that are treated as MVT Taxes under Section 2.05 of this Agreement.

“Past Practice” has the meaning set forth in Section 2.01(e).

“Person” has the meaning set forth in the Investment Agreement.

“Post-Distribution Period” means any Taxable year or other Taxable period beginning after the Distribution Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Distribution Date, that part of the Taxable year or other Taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any Taxable year or other Taxable period that ends on or before the close of the Distribution Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Distribution Date, that part of the Taxable year or other Taxable period through the close of the Distribution Date.

“Private Letter Ruling” has the meaning set forth in the Investment Agreement.

“Prohibited Acts” has the meaning specified in Section 4.02(a).

“Restricted Period” has the meaning specified in Section 4.02(a).

“Restructuring Taxes” means any Taxes (and other liabilities, including liability to stockholders and the costs of defending against the imposition of such Taxes and other liabilities) of any member of the MVT Group or the MI Group arising from or attributable to one or more of the Transactions (as defined in the Investment Agreement), including but not limited to (a) any failure of the Distribution to constitute a distribution eligible for nonrecognition under

Sections 355(a) and 361(c), (b) any failure of the MI Contribution (as defined in the Investment Agreement) followed by the Distribution to qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, or (c) any failure of any stock of New MI Corp. to be treated as “qualified property” within the meaning of Section 355(c)(2) or Section 361(c)(2) of the Code because of the application of Section 355(d) or Section 355(e) of the Code to the Distribution; provided, however, that Restructuring Taxes shall not include any Taxes imposed on the MVT Dividend or any distributions of cash from Subsidiaries to fund the MVT Dividend (which Taxes are governed by Section 2.04(d)).

“Separation Agreement” has the meaning set forth in the second recital.

“Shared Return” means a Tax Return described in clause (a) of Section 2.01.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) has the meaning set forth in the Investment Agreement.

“Tax Carryover Attribute” has the meaning specified in Section 2.07.

“Tax Item” means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means the tax opinion described in Section 7.1(f)(ii) of the Investment Agreement.

“Tax Return” has the meaning set forth in the Investment Agreement.

“Transaction Agreements” has the meaning set forth in the Investment Agreement.

“Transaction Taxes” has the meaning set forth in Section 2.04(b).

ARTICLE II

TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS

SECTION 2.01. Obligations to File Tax Returns.

(a) From and after the Distribution Time, New MI Corp. shall prepare and timely file or cause to be timely filed all original Income Tax Returns with respect to any member of the MVT Group for any Taxable year ending on or before December 31, 2007 (including any original Income Tax Return for any Covered Group Taxes for any Taxable year ending on or before December 31, 2007), whether or not such Income Tax Return includes any member of the MI Group. To the extent a member of the MI Group is legally unable to sign any such Income Tax Return, MVT Holding shall sign or cause to be signed such Income Tax Return. The MVT Parties shall reimburse New MI Corp. for any Costs (as defined in Section 3.01) incurred by MI Corp. in preparing any Income Tax Return to the extent such Cost is attributable to the portion of such Income Tax Return relating to any member of the MVT Group.

(b) From and after the Distribution Time, New MI Corp. shall in addition to the Income Tax Returns described in clause (a), prepare and timely file or cause to be timely filed any other Tax Return with respect to any member of the MI Group.

(c) From and after the Distribution Time, MVT Holding shall prepare and timely file or cause to be timely filed any Tax Returns (other than an Income Tax Return described in clause (a)) with respect to any member of the MVT Group (including, but not limited to, the federal consolidated Income Tax Return and state Income Tax Returns for the taxable year beginning January 1, 2008).

(d) For the avoidance of doubt, the provisions of this Section 2.01 apply only to the preparation and filing of Tax Returns. Each party shall be responsible for its own financial reporting, including but not limited to calculating and booking provisions for Income Taxes for GAAP purposes.

(e) All Income Tax Returns relating to any member of the MVT Group for Taxable years or periods ending on or before December 31, 2007 shall (to the extent permitted by Applicable Laws) be prepared on a basis consistent with the elections, methods of accounting, positions, conventions and principles of taxation and the manner in which any Tax item or other information is reported as reflected in comparable Income Tax Returns filed before the date of this Agreement (the manner in which so reported, “Past Practice”), provided that a different method can be used (x) if it would not increase Taxes for which the MVT Parties would be responsible under this Agreement or (y) with the prior written consent of MVT Holding (such consent not to be unreasonably withheld); provided further that if there is no Past Practice with respect to a material Tax item or other information to be reported on an Income Tax Return relating to any member of the MVT Group for Taxable years or periods ending on or before December 31, 2007, then New MI Corp. and MVT Holding shall mutually agree on the manner in which such Tax item or other information is reported. The preceding sentence shall not apply (i) to the extent otherwise contemplated or required by the Private Letter Ruling, or (ii) if there has been a change in Applicable Laws. Consent shall not be considered unreasonably withheld within the meaning of the second preceding sentence if such different method would increase Taxes for which the MVT Parties would be responsible under this Agreement and for which New MI Corp. does not compensate the MVT Parties. New MI Corp. shall (A) make available to MVT Holding any Shared Return it is responsible for filing at least 10 calendar days prior to filing, provided that MVT Holding shall supply New MI Corp. with all information regarding any member of the MVT Group reasonably necessary for preparing such Shared Return at least 100 calendar days prior to the due date for filing such Shared Return, and (B) make reasonable revisions to such Shared Returns that are requested by MVT Holding.

SECTION 2.02. Obligation to Remit Taxes. Following the Distribution Date, (a) New MI Corp. shall timely remit or cause to be remitted any Taxes due in respect of any Tax Return it or any member of the MI Group is required to file under applicable law (without regard to this Agreement), and (b) MVT Holding shall timely remit or cause to be remitted any Taxes due in respect of any Tax Return it or any member of the MVT Group is required to file under applicable law (without regard to this Agreement). To the extent a remittance by New MI Corp. includes any MVT Taxes, MVT Holding shall advance funds to New MI Corp. at least one (1) day prior to the date New MI Corp. is required to make such remittance, and to the extent a remittance by MVT Holding includes any MI Taxes, New MI Corp. shall advance funds to MVT Holding at least one (1) day prior to the date MVT Holding is required to make such remittance. For the avoidance of doubt, this Section 2.02 governs only the party responsible for making the initial remittance to a Taxing Authority and shall not govern the determination of whether the Taxes remitted are an MI Tax or an MVT Tax.

SECTION 2.03. Tax Indemnity; Prior Agreements; Refunds.

(a) From and after the Distribution Time, the MI Parties shall, in a manner consistent with the principles of Section 4.03 of the Separation Agreement, reimburse, indemnify, defend, and hold harmless the MVT Indemnified Parties from and against, any and all Indemnifiable Losses incurred or suffered by one or more of the MVT Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly, (i) any MI Taxes (including, for the avoidance of doubt, any MI Taxes arising from a redetermination thereof from an audit or examination); and (ii) any amount for which New MI Corp. is liable under Section 2.04.

(b) From and after the Distribution Time, the MVT Parties shall, in a manner consistent with the principles of Section 4.02 of the Separation Agreement, reimburse, indemnify, defend, and hold harmless the MI Indemnified Parties from and against, any and all Indemnifiable Losses incurred or suffered by one or more of the MI Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly, (i) any MVT Taxes (including, for the avoidance of doubt, any MVT Taxes arising from a redetermination thereof from an audit or examination); and (ii) any amount for which MVT Holding is liable under Section 2.04.

(c) Any and all prior Tax sharing agreements or practices between any member of the MVT Group, on the one hand, and any member of the MI Group, on the other hand, shall automatically be terminated as of the Distribution Date (other than any such agreements set forth in the Transaction Agreements). Upon termination of the existing tax allocation agreement between MI Corp. and MVT Corp., MVT Corp. shall pay to MI Corp. $730,000 in full satisfaction of any and all amounts due thereunder.

(d) From and after the Distribution Time, the MVT Parties shall be entitled to any refund of or credit for MVT Taxes, provided that the MI Parties shall be entitled to receive and retain any refund of Taxes to the extent such refund is attributable to a Tax Carryover Attribute of any member of the MI Group. From and after the Distribution Time, the MI Parties shall be entitled to any refund of or credit for Taxes to which the MVT Parties are not entitled pursuant to the preceding sentence.

(e) For the avoidance of doubt, (i) any MI Specified Refunds are solely for the benefit of the MI Parties, (ii) any payroll Tax refunds arising out of the Supreme Court’s decision in CSX Corp. v. United States shall be for the benefit of the MI Parties if a member of the MI Group incurred the payroll expense and for the benefit of the MVT Parties if a member of the MVT Group incurred the payroll expense, and (iii) any sales or use Tax Refunds shall be for the benefit of the MI Parties if a member of the MI Group incurred the original sales or use Tax and for the benefit of the MVT Parties if a member of the MVT Group incurred the original sales or use Tax.

SECTION 2.04. Restructuring Taxes; Other Taxes Relating to the Distribution.

(a) Except to the extent otherwise provided in Section 2.04(b), (i) the MVT Parties shall be liable for any Restructuring Tax to the extent such Restructuring Tax would not have been imposed but for an MVT Tainting Act and (ii) the MI Parties shall be liable for any other Restructuring Taxes.

(b) The MVT Parties shall be liable for 50% and the MI Parties shall be liable for 50% of any sales, transfer, value added or other similar Taxes or fees (including all real estate, transfer Taxes and real estate recording fees but excluding patent, copyright, and trademark recording fees and similar items relating to patents, copyrights and trademarks (which are governed by Section 6.6 of the Investment Agreement)) payable in connection with the transactions contemplated by the Separation Agreement and the Investment Agreement (the “Transaction Taxes”). The parties agree to timely sign and deliver such certificates or forms as are requested by the other party and may be necessary or appropriate to enable such party to file promptly and timely the Tax Returns for such Transaction Taxes with the appropriate Taxing authorities and remit payment of the Transaction Taxes.

(c) Notwithstanding any other provision of this Agreement, the MI Parties shall be liable for all Taxes arising from or attributable to (i) any excess loss accounts or deferred intercompany transactions taken into account under Section 1502 of the Code or Treasury Regulations issued thereunder and any similar items (including but not limited to “deferred intercompany stock accounts” for California tax purposes) taken into account under state, local or foreign Tax laws as a result of the transactions contemplated by the Separation Agreement and the Investment Agreement (but not, for the avoidance of doubt, any excess loss accounts created as a result of such transactions that are not taken into account as a result of such transactions), (ii) Sections 301(c)(3), 311(b) or 357(c) of the Code and any similar provisions of state, local and foreign Tax law as a result of the transactions contemplated by the Separation Agreement or the Investment Agreement, and (iii) recapture of any “dual consolidated losses” attributable to any member of the MI Group within the meaning of Section 1503 of the Code.

(d) Notwithstanding any other provision of this Agreement, the MI Parties shall be liable for all Taxes imposed on the MVT Dividend or any distributions of cash from Subsidiaries to fund the MVT Dividend; provided, however, that the MVT Parties shall be liable for any such Taxes to the extent such Taxes would not have been imposed but for any structural changes made with respect to any member of the MVT Group between the Distribution Date and December 31, 2007 (including any taxes imposed as a result of a failure to comply with Wisconsin Statutes Section 71.26(3)(j)).

SECTION 2.05. MVT Taxes; MI Taxes.

(a) The portion of any Covered Group Taxes (including any state combined or unitary Taxes) for any Covered Group Year constituting MVT Taxes shall be computed on an MVT Separate Group Basis. The remaining portion of any Covered Group Taxes for any Covered Group Year shall constitute MI Taxes.

(b) Any Tax (including escheat liability) other than Covered Group Taxes (which Taxes are addressed in Section 2.05(a) above) shall constitute (i) an MI Tax to the extent a member of the MI Group has the primary liability to a Governmental Entity for such Tax and (ii) an MVT Tax to the extent a member of the MVT Group has the primary liability to a Governmental Entity for such Tax, provided that any Tax of MI Corp. attributable to a Pre-Distribution Period for which MVT Holding is liable after the Distribution Date to such Governmental Entity as a “successor” to MI Corp. for Tax purposes for any Covered Group Year shall constitute an MI Tax.

SECTION 2.06. Calculation of Taxes.

(a) Notwithstanding any other provision of this Agreement, to the extent permitted by law, the following amounts (the “MVT Compensation Payments”) shall be treated as deductible by MVT Holding or its Subsidiaries for all Income Tax purposes (and not by any member of the MI Group): (A) any deduction arising by virtue of the exercise after the Distribution Time of any compensatory option to acquire MVT Holding Common Stock, (B) any deduction arising by virtue of the vesting after the Distribution Time of any restricted shares of MVT Holding Common Stock or New MI Corp. Common Stock held by an employee of a member of the MVT Group and (C) any deductible investment banking fees or other legal fees incurred and paid by any member of the MVT Group in connection with the Transactions. To the extent permitted by law, the following amounts (the “MI Compensation Payments”) shall be treated as deductible by MI Corp. or its Subsidiaries for all Income Tax purposes (and not by any member of the MVT Group): (A) any deduction arising by virtue of the exercise of any compensatory option to acquire MI Corp. Common Stock or New MI Corp. Common Stock, (B) any deduction arising by virtue of the vesting prior to the Distribution Time of any restricted shares of MI Corp. Common Stock, (C) any deduction arising by virtue of the vesting after the Distribution Time of any restricted shares of MVT Holding Common Stock or New MI Corp. Common Stock held by an employee of a member of the MI Group and (D) any deductible investment banking fees or other legal fees incurred and paid by any member of the MI Group in connection with the Transactions. In the event that, notwithstanding the foregoing, it is determined that any MVT Compensation Payment is deductible by MI Corp. or any of its Subsidiaries or any MI Compensation Payment is deductible by MVT Holding or any of its Subsidiaries, appropriate reconciliation payments shall be made between the parties.

(b) To the extent required by Applicable Laws, the Taxable year of each member of the MI Group shall close at the close of the Distribution Date and the Taxable income of such year for Income Tax purposes shall be computed taking into account the principles of Treasury Regulation Section 1.1502-76(b) or of a corresponding provision under the laws of an applicable state, local, municipal or foreign jurisdiction, except that no “ratable allocation election” shall be made.

SECTION 2.07. Carryback Provisions. Unless the parties otherwise agree in writing, the MI Parties and the MVT Parties shall elect and shall cause each of the MI Subsidiaries or MVT Subsidiaries to elect, where permitted by Applicable Laws, to carry forward any loss, credit or similar Tax attribute (“Tax Carryover Attribute”) arising in a Post-Distribution Period, with respect to a Shared Return, that could, in the absence of such election, be carried back to a Pre-Distribution Period. Any refund or credit of Taxes resulting from the required carryback of any Tax Carryover Attribute attributable to a member of the MI Group arising in a Post-Distribution Period shall be for the account and benefit of New MI Corp.; provided, however, that MVT Holding shall only be required to pay such amount to New MI Corp. at the time such amount is actually realized in cash, credit, refund or offset by the MVT Group after taking into account (i) all other Tax attributes of the Affiliated Group and (ii) any carryback of any Tax Carryover Attribute attributable to any member of the MVT Group. Any refund, credit or offset of Taxes resulting from the carryback of any Tax Carryover Attribute attributable to a member of MVT Group arising in a Post-Distribution Period shall be for the account and benefit of MVT Holding. If a member of the MI Group recognizes a Tax Carryover Attribute that, under Applicable Laws, must be carried back to a Pre-Distribution Period during which MI Corp. or any MI Subsidiary joined in filing a Tax Return on a consolidated, combined, or unitary basis with any member of the MVT Group, MVT Holding shall, at the expense of New MI Corp., file appropriate refund claims within a reasonable period after being requested by New MI Corp. to do so, unless such filing shall affect the liability or any attributes of the MVT Parties or any of their Affiliates under this Agreement (including the ability of any member of the MVT Group to carry back a Tax attribute), in which case such filing shall be subject to MVT Holding’s prior written consent (such consent not to be unreasonably withheld). Consent shall not be considered unreasonably withheld within the meaning of the preceding sentence if such filing would increase Taxes for which the MVT Parties would be responsible under this Agreement and for which New MI Corp. does not compensate the MVT Parties. If a refund claim for which the MI Parties have received payment from the MVT Parties is subsequently disallowed by the relevant Governmental Entity, the MI Parties shall promptly return such payment to the MVT Parties together with any interest, penalties and additions to Tax resulting from such disallowance.

SECTION 2.08. General Tax Payments. With respect to any Taxes for which one party (the “Liable Party”) is liable under Article II and that are to be remitted in connection with Tax Returns to be filed by the other party (the “Filing Party”) after the Distribution Date, the Liable Party shall make any payment of estimated Taxes no later than the fifth day after receipt of written request (but not before the fifth date preceding the due date for such payment) from the Filing Party setting forth the Filing Party’s good faith estimate of the Liable Party’s portion of the estimated Taxes to be remitted. Within 60 days after the date that the Tax Return for the Taxable period is due (including extensions), the Filing Party shall provide a written request to the Liable Party describing in reasonable detail the amount of any true-up payment owed to the Filing Party and to be made by the Liable Party or any true-up payment owed by the Filing Party to the Liable Party as a result of an overpayment by the Liable Party. A true-up payment shall be made no later than fifteen (15) days after receipt of the written request for the true-up payment.

SECTION 2.09. Other Payments. Other payments due to a party under Article II shall be due (a) in the case of the receipt or crediting of a refund, five (5) days after such receipt or crediting, provided, however, that any MI Specified Refund received by any member of the MVT Group shall be remitted to the MI Parties the next business day following receipt, and (b) in the case of a Final Determination, or the completion of an audit, assessment or examination or similar event, two (2) days prior to the date payment is to be made to the Governmental Entity. In the case of a delay in payment, the party required to have made payment shall pay interest to the other party at the Applicable Federal Rate.

SECTION 2.10. Notice. MVT Holding and New MI Corp. shall give each other prompt written notice of any payment that may be due under this Agreement, provided that any failure to notify shall not cause any party to forfeit substantive rights, except to the extent the other party is materially prejudiced thereby. Any payment that may be due under this Agreement is to be made by wire transfer of immediately available funds to the account designated by MVT Holding or New MI Corp. in such notice or by any other method as shall be agreed upon by MVT Holding and New MI Corp.

SECTION 2.11. Amended Tax Returns. From and after the Distribution Time, the MVT Parties shall not, and shall not permit any of their Affiliates to, file any amended Income Tax Return for any Pre-Distribution Period that includes MI Corp. or any MI Subsidiary without the prior written consent of New MI Corp. (such consent not to be unreasonably withheld) unless such amended Income Tax Return does not affect the liability or any attributes of the MI Parties or any of their Affiliates under this Agreement or the Investment Agreement (including the ability of New MI Corp. to carry back a Tax Carryover Attribute in accordance with Section 2.07).

ARTICLE III

TAX AUDITS

The following provisions shall apply from and after the Distribution Time.

SECTION 3.01. In General. Except as otherwise provided in this Agreement, (i) New MI Corp. shall have the right to control (A) any Audit relating to Covered Group Taxes, (B) any Audit of a member of the MI Group relating to non-Covered Group Taxes and (C) any Audit relating to Restructuring Taxes and (ii) MVT Holding shall have the right to control any Audit of a member of the MVT Group relating to non-Covered Group Taxes (the party with the right to control such Audit, hereafter, the “Controlling Party”). Subject to Section 3.02(a), the Controlling Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item (including the decision to contest, settle or otherwise agree to any deficiency, claim or adjustment). Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Controlling Party except that, in the case of Covered Group Taxes, MVT Holding shall reimburse New MI Corp. within five days of receiving an invoice for Costs (as defined in this Section 3.01) incurred by New MI Corp. for that portion of the Costs which were expended in connection with issues which arise in connection with Tax Items attributable to any member of the MVT Group. “Costs” means (i) an hourly charge for time expended by New MI Corp. personnel (such hourly charge not to include a profit component), (ii) a pass through of all billings of any third parties such as lawyers and accountants, and (iii) out-of-pocket costs incurred by New MI Corp., including, for example, photocopying (even if performed on New MI Corp. equipment, but with no profit component).

SECTION 3.02. Covered Group Audits; Restructuring Tax Audits.

(a) With respect to any Audit of Covered Group Taxes which involves a Tax Item for which MVT Holding is liable pursuant to this Agreement or any Audit relating to Restructuring Taxes for which MVT Holding may be liable pursuant to Section 2.04(a) of this Agreement (a

“MVT Restructuring Tax Audit”), New MI Corp. shall (i) keep MVT Holding informed in a timely manner of all actions taken or proposed to be taken by New MI Corp. with respect to such Tax Item or such MVT Restructuring Tax Audit, (ii) afford MVT Holding the right to attend material conference calls and meetings and to have reasonable comments incorporated in any written submission or response submitted to the relevant Tax authority with respect to such Tax Item or MVT Restructuring Tax Audit; (iii) consult with MVT Holding as to strategy and settlement decisions, including any correspondence or filings submitted in connection therewith; (iv) use its best efforts to arrive at a settlement of such Audit that reflects the ultimate merits of the issues without taking into account the fact that MVT Holding is liable for the Tax relating to such Tax Item under this Agreement; and (v) not settle, compromise, abandon or finally dispose of any such Audit or MVT Restructuring Tax Audit without obtaining the prior written consent, which consent shall not be unreasonably withheld, of MVT Holding if such settlement, compromise, abandonment or final disposition could have an adverse impact on any member of the MVT Group. For the avoidance of doubt, the MI Parties shall be solely responsible for any sales or use tax audits relating to a member of the MI Group and the MVT Parties shall be solely responsible for any sales or use tax audits relating to a member of the MVT Group.

(b) Notwithstanding anything to the contrary herein, New MI Corp. shall have sole and exclusive control of any Audit relating to the MI Specified Refunds.

SECTION 3.03. Notice. Within ten (10) days after a party receives a written notice of any audit or proposed adjustment to a Tax Item that would reasonably be expected to give rise to an indemnification obligation or other liability (including a liability for Tax) under this Agreement, such party shall notify the other party of such proposed adjustment, and thereafter shall promptly forward to the other party copies of notices and material communications with any Taxing Authority relating to such proposed adjustment; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Agreement except to the extent that such indemnifying party is materially prejudiced by such failure.

ARTICLE IV

COOPERATION

The following provisions shall apply from and after the Distribution Time.

SECTION 4.01. Inconsistent Actions. Each party hereto agrees to, and to cause each of its Affiliates to, (a) report the MI Merger and the MI Conversion as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, the MI Contribution (as defined in the Investment Agreement) followed by the Distribution as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and the Distribution as a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code on all Tax Returns and other filings, and (b) comply with and take no action inconsistent with the representations and covenants provided to the IRS in connection with obtaining the Private Letter Ruling and the representations made in connection with the Tax Opinion, and (c) not fail to be engaged in the conduct of the active trade or businesses relied upon for purposes of satisfying the requirements of Section 355(b) of the Code for purposes of the Private Letter Ruling. For all Post-Distribution Periods, each party to this Agreement agrees to, and to cause each of its Affiliates to, in the absence of a controlling change in Applicable Laws or circumstances, report on all Tax Returns, the Tax consequences of the transactions undertaken pursuant to the Transaction Agreements and the Investment Agreement in accordance with the positions taken with respect to such transactions to the extent reported on Tax Returns filed with respect to all Covered Group Years in respect of such transactions.

SECTION 4.02. Prohibited Acts.

(a) For 24 months following the Distribution Date (the “Restricted Period”), each of the MVT Parties and their Affiliates, on the one hand, and each of the MI Parties and their Affiliates, on the other hand, agree that they will not (i) redeem or otherwise repurchase any capital stock of MVT Holding or New MI Corp. other than, in the case of New MI Corp. only, pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, or (ii) enter into any agreements with respect to transactions or events (including, but not limited to, capital contributions or acquisitions, entering into any partnership or joint venture arrangements, stock issuances, stock acquisitions, option grants, or a series of such transactions or events (but excluding the Distribution)), in the case of each of clauses (i) and (ii) above that, if considered part of a plan that includes the Distribution would result in one or more Persons acquiring, directly or indirectly, stock of MVT Holding or New MI Corp. representing a “50-percent or greater interest” therein within the meaning of Section 355(d)(4) of the Code (the acts described in clauses (i) and (ii) above and any action inconsistent with the requirements of Section 4.01 hereof, collectively, the “Prohibited Acts”). Notwithstanding the foregoing, the following shall not be considered a Prohibited Act: (w) the issuance of any compensatory options by MVT Holding, (x) the issuance of any MVT Holding stock pursuant to any MVT Holding compensatory option, and (y) the repurchase of any MVT Holding restricted stock, in each case described in clauses (w), (x) and (y), if such action satisfies the conditions of Treasury Regulation 1.355-7(d)(8)(i) and (z) an action contemplated by the Investment Agreement or any of the Transaction Agreements. For the avoidance of doubt, any issuance of additional equity or rights to acquire new equity by MVT Holding to Investor or to new investors or a secondary acquisition of MVT Holding stock by Investor during the Restricted Period shall be considered a Prohibited Act.

(b) Notwithstanding the foregoing, a party may take any of the Prohibited Acts, subject to Section 2.04, if, (i) in the case of any Prohibited Act proposed to be taken by the MI Parties and their Affiliates, (A) New MI Corp. first obtains (at its expense) an opinion in form and substance reasonably acceptable to MVT Holding of Sidley Austin LLP or another nationally recognized law firm reasonably acceptable to MVT Holding, which opinion may be based on usual and customary factual representations, or (B) at New MI Corp.’s request, MVT Holding (at New MI Corp.’s expense) obtains a supplemental ruling from the IRS, or, (ii) in the case of any Prohibited Act proposed to be taken by the MVT Parties and their Affiliates, (A) MVT Holding first obtains (at its expense) an opinion in form and substance reasonably acceptable to New MI Corp. of Wachtell, Lipton, Rosen & Katz or another nationally recognized law firm reasonably acceptable to New MI Corp., which opinion may be based on usual and customary factual representations or (B) MVT Holding (at its expense) obtains a supplemental ruling from the IRS, in each case that such Prohibited Act(s), and any transaction related thereto, will not affect any of the conclusions set forth in the Private Letter Ruling or Tax Opinion, including (i) the qualification of the Distribution under Section 355 and Section

368(a)(1)(D) of the Code, and (ii) the nonrecognition of gain to MVT Holding in the Distribution; provided, however, that a party may take any of the Prohibited Acts described in Section 4.02(a)(i) and (ii), without obtaining such an opinion or a supplemental ruling if, (x) such party provided reasonable notice to the other party prior to taking such Prohibited Act and (y) after giving effect to such Prohibited Act and considering such Prohibited Act part of a plan that includes the Distribution, one or more Persons would not have acquired directly or indirectly, stock of MVT Holding or New MI Corp. representing a more than 40% interest (by vote or value) therein. A party may also take any of the Prohibited Acts, subject to Section 2.04, with the written consent of the other party in the other party’s sole and absolute discretion. During the Restricted Period, the parties shall provide, and shall cause their respective Affiliates to provide, all information reasonably requested by the other party relating to any transaction involving an acquisition (directly or indirectly) of that party’s stock within the meaning of Section 355(e) of the Code. The parties hereto agree that the payment of monetary compensation would not be an adequate remedy to a breach of the obligations described in the Prohibited Acts, and each party consents to the issuance and entry of an injunction to prevent a breach of the obligations contained in the Prohibited Acts, subject to the waiver and consent described in the preceding sentence. New MI Corp. represents that, to its knowledge, from the date of this Agreement until the time of the Distribution, and except as contemplated by the Investment Agreement or the Transaction Agreements, there will be no agreement, understanding, arrangement or substantial negotiations by MVT Holding (or any of its Subsidiaries) concerning any acquisition of MVT Holding stock for purposes of applying Treasury Regulation Section 1.355-7(d)(3) and an opinion and/or ruling obtained in accordance with Section 4.02(b)(ii) may assume the accuracy of such representation (it being understood that New MI Corp makes no representation with respect to any events occurring before the date of this Agreement).

SECTION 4.03. Cooperation with Respect to Tax Return Filings, Examinations and Tax Related Controversies. In addition to any obligations imposed pursuant to the Separation Agreement, each party shall fully cooperate with the other party and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, redetermination, examination, investigation, dispute, or litigation involving, any Tax Return required to be filed by such other party pursuant to this Agreement. Such cooperation shall include, but not be limited to, (x) the execution and delivery to such other party of any power of attorney required to allow such other party and its counsel to participate in or control any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in Article III, including execution and delivery to New MI Corp. of the Power of Attorney in the form to be attached prior to the Distribution Date as Exhibit A hereto, and (y) making available, during normal business hours, and within 15 days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with the preparation of any Tax return or any Tax inquiry, audit, redetermination, examination, investigation, dispute, litigation or any other matter. Any recoveries by the MVT Parties, the MI Parties, or any of their respective Affiliates against third parties (including awards for damages) relating to Restructuring Taxes shall be shared and allocated by the parties consistently with the allocation of the underlying Restructuring Taxes.

ARTICLE V

RETENTION OF RECORDS; ACCESS

The MI Group and the MVT Group shall retain all Information in accordance with Section 6.04 of the Separation Agreement. The MI Group shall be responsible for storage and maintenance of all Information relating to Tax Returns for which it is responsible for filing under Section 2.01(a); provided that New MI Corp. shall provide MVT Holding with (i) originals or copies of all non-Shared Tax Returns and associated workpapers (hardcopy and electronic) for the most recent four year period prior to the Distribution Date and (ii) copies of all 2006 and 2007 Shared Returns.

ARTICLE VI

DISPUTES

From and after the Distribution Time, if New MI Corp. and MVT Holding cannot agree on the calculation of any liability under this Agreement, or the interpretation or application of any provision under this Agreement, either party may provide to the other party written notice of intent to invoke the dispute resolution procedures of this Article VI. Within 10 days following the receipt of such written notice, New MI Corp. and MVT Holding shall jointly retain a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. If the parties cannot jointly agree on an Independent Firm to resolve the dispute within the 10 day period, then each party shall select a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties, and both law or accounting firms shall jointly select an Independent Firm which shall make the determination under this Article VI. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved, provided, however, that if the disagreement relates to an amount of Tax at issue (or potentially at issue) equal to or greater than $1,000,000, such decision shall be non-binding. The Independent Firm shall determine the appropriate outcome based upon this Agreement with respect to each disputed item. The Independent Firm shall have 90 days from the date that it is selected in which to make such determinations, unless New MI Corp. and MVT Holding mutually agree on an extension of such period or the Independent Firm, in its discretion, determines that an extension of such period is warranted by exceptional circumstances. New MI Corp. and MVT Holding shall provide the Independent Firm with such information or documentation as the Independent Firm deems in its discretion to be necessary for it to make the determinations requested of it. Any determination by the Independent Firm shall be in writing. Following the decision of the Independent Firm, New MI Corp. and MVT Holding shall each take or cause to be taken any action necessary to implement any binding decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne by the party that such Independent Firm determines has lost the dispute.

ARTICLE VII

SURVIVAL OF LIABILITIES

Notwithstanding any other provision in this Agreement, any liabilities under this Agreement shall survive for 60 days following any applicable statute of limitation; provided, however, that each party may continue to demand the full amount of payment to be made with respect to any such liabilities under this Agreement and such liabilities shall continue to survive until paid in full in accordance with this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Entire Agreement; Construction. This Agreement, the Separation Agreement, the Investment Agreement, the Continuing Business Agreements and the Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Separation Agreement, the Investment Agreement, the Continuing Business Agreements or any other Ancillary Agreements, the provisions of this Agreement shall control.

SECTION 8.02. Survival of Agreements. Except as otherwise contemplated by the this Agreement, all covenants and agreements of the parties contained in this Agreement will remain in full force and effect and survive the Distribution Time.

SECTION 8.03. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 8.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon confirmation of receipt if delivered by facsimile, (iii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iv) when received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to New MI Corp. or MI Corp. to:

Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin 53202

	Fax:	(414) 765-7809
	Attention:	Dennis Kuester
President and Chief Executive Officer
and
Randall J. Erickson
Senior Vice President, General Counsel
and Corporate Secretary

with a copy to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Imad Qasim, Esq.
Pran Jha, Esq.

(b)	If to MVT Holding or MVT Corp. to:

Metavante Corporation
4900 West Brown Deer Rd.
Milwaukee, Wisconsin 53223

	Fax:	(414) 362-1705
	Attention:	Frank Martire
President and Chief Executive Officer
and
Norrie Daroga
General Counsel

with a copy to:

Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-4497
	Fax:	(414) 978-8786
	Attention:	Patrick M. Ryan, Esq.

SECTION 8.05. Payments. Any payment that may be due under this Agreement is to be made by wire transfer of immediately available funds to the account designated by the MI Parties or the MVT Parties in such notice or by any other method as shall be agreed upon by the MI Parties and the MVT Parties.

SECTION 8.06. Consent to Jurisdiction. Each of the MVT Parties and the MI Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Wisconsin, and each of the MVT Parties and the MI Parties hereby irrevocably submits with regard to any such action or proceeding for themselves and in respect to their property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the MVT Parties and the MI Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 8.07. Amendments. This Agreement cannot be amended except by a written agreement executed by the MVT Parties and the MI Parties; provided, that, unless the Investment Agreement shall have been terminated, any such amendment shall be subject to the prior written consent of Investor, such consent with respect to any such amendment after the Distribution Time not to be unreasonably withheld, conditioned or delayed.

SECTION 8.08. Assignment. No party to this Agreement will (or permit any of the members of its Group to) convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other parties in their sole and absolute discretion; provided, that unless the Investment Agreement shall have been terminated, any such assignment prior to the Distribution Time shall be subject to the prior written consent of Investor. Any conveyance, assignment or transfer requiring the prior written consent of the other parties or Investor pursuant to this Section 8.08 that is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

SECTION 8.09. Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.

SECTION 8.10. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties and Investor will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

SECTION 8.11. Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that the provisions of Sections 8.08 and 8.10, the proviso in Section 8.07, the proviso in Section 8.13 and this sentence of Section 8.11 shall also inure to the benefit of Investor.

SECTION 8.12. Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

SECTION 8.13. Waivers; Remedies. Any agreement on the part of a party hereto to waive the performance by the other party of any of its covenants hereunder shall be valid only if set forth in a written instrument signed on behalf of such party; provided, that, unless the Investment Agreement shall have been terminated, any such waiver shall be subject to the prior written consent of Investor, such consent with respect to any such waiver after the Distribution Time not to be unreasonably withheld, conditioned or delayed. No failure or delay on the part of either the MVT Parties or the MI Parties in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either the MVT Parties or the MI Parties of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

SECTION 8.14. Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

SECTION 8.15. Performance. The MVT Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries. The MI Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries.

SECTION 8.16. Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

SECTION 8.17. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to pursue specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.18. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the MVT Parties and the MI Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

METAVANTE HOLDING COMPANY

By:	/s/ Gregory A. Smith
Name:	Gregory A. Smith
Title:	President

METAVANTE CORPORATION

By:	/s/ Donald Layden Jr.
Name:	Donald Layden Jr.
Title:	Senior Executive Vice President

NEW M&I CORPORATION

By:	/s/ Gregory A. Smith
Name:	Gregory A. Smith
Title:	President

MARSHALL & ILSLEY CORPORATION

By:	/s/ Mark F. Furlong
Name:	Mark F. Furlong
Title:	President